Exhibit 99.1

For more information contact

Chris Porter

Vice President and Treasurer

(817) 224-7742

Christopher.Porter@dyn-intl.com

DynCorp International Inc.’s Parent Reports Third Quarter Financial Results

•	Revenue of $935.4 million up $94.3 million, or 11.2%, from third quarter 2010.

•

Net income attributable to Delta Tucker Holdings, Inc. of $7.5 million, up 8.8% compared to third quarter 2010, adjusted for one impairment item. Reported net loss attributable to Delta Tucker Holdings, Inc. of $41.6 million.

•	Adjusted EBITDA of $51.8 million, down $6.8 million from third quarter 2010.

•	Total Backlog of $6.4 billion, up $2.5 billion from second quarter 2011.

•	$48.7 million debt reduction in October 2011.

Falls Church, Va. –November 14, 2011 – Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”, and together with Holdings, the “Company”), a global government services provider supporting the United States (“U.S.”) national security and foreign policy objectives, today reported third quarter 2011 financial results, with revenue of $935.4 million, up $94.3 million or 11.2%, from the same quarter in 2010.

“I am very proud of our team for delivering another solid quarter” said Steven F. Gaffney, DI chairman and chief executive officer. “Our employees continue to deliver superior performance for our customers, have rallied around our new structure, and are producing results that will lead us into the future. The organizational changes made earlier this year continue to bear fruit, with a new business win rate that has jumped to over 40 percent. Our strong backlog, solid foundation and robust new business funnel give us confidence in our 2011 plan and set us up for a positive 2012.”

The increase in revenue was driven primarily from:

•

Continued increased demand under the Logistics Civil Augmentation Program (“LOGCAP IV”) contract as well as new task orders under the Air Force Contract Augmentation Program (“AFCAP III”) under the Contingency Operations Business Area Team (“BAT”);

•	Sustained volume increases in the Bureau of International Narcotics and Law Enforcement Affairs (“INL”) Air Wing contract with the U.S. Department of State (“DoS”) under the Air Operations BAT;

•

The Combined Security Transition Command-Afghanistan (“CSTC-A”) contract to support the development of the Afghanistan Ministry of Defense that began during third quarter 2010, and the Afghanistan Ministry of Defense Program (“AMDP”), which replaced the Civilian Police Training Program (“CivPol”) Afghanistan program this year under the Training and Mentoring BAT; and

•	New orders and successful re-competes under the Counter-Narcoterrorism Technology Program Office (“CNTPO”), Patuxent River and International contracts under the Aviation BAT.

These increases were partially offset by the loss of the Life Cycle Contract Support (“LCCS”) Army and Navy contracts and reduced deliveries on our CivPol contracts in Afghanistan and Iraq as those programs transition to their follow on contracts.

Net income attributable to Holdings was $7.5 million, up $0.6 million or 8.8% from the same quarter in 2010, adjusted for the impairment of the carrying value of DI’s investment in the Global Linguist Solutions (“GLS”) joint venture. Aside from the impairment charge, the change in net income attributable to Holdings was due primarily to higher selling, general and administrative expenses for consulting and other professional services costs during the quarter to improve core business and compliance capabilities, a request for equitable adjustment (“REA”) settlement realized in 2010, and a decrease in earnings from equity method investees due primarily to the decrease in GLS’ earnings. These decreases in net income were more than offset by an increase in profitability due to higher revenue levels, and lower legal expenses in 2011.

On October 5, 2011, the Defense Contract Audit Agency (“DCAA”) issued GLS a Form 1 in the amount of $95.9 million which pertains to potential inconsistencies of certain contractual requirements. As a result of the Form 1, the customer informed GLS it would withhold 15% of outstanding and future invoices until the Form 1 is resolved. In view of these developments, combined with the wind-down of GLS’ current task order in Iraq, the announced withdrawal of U.S. forces from that country by year-end and delays of new task orders under the DLITE contract, the Company performed an assessment and concluded that the carrying value of the GLS investment, which totaled $76.6 million as of September 30, 2011, had a loss in value that was other than temporary. We recorded an impairment of our investment in GLS as of September 30, 2011, in the amount of $76.6 million.

Adjusted EBITDA for third quarter 2011 was $51.8 million or $6.8 million lower than the comparable period in 2010. The decrease is primarily due to the loss of the LCCS programs, lower earnings from GLS, an REA settlement realized in 2010, lower profitability on the MRAP program as it transitioned to a sustainment mode and the lower margins on the AMDP program, compared to the program it replaced, CivPol-Afghanistan. These factors were partially offset by increased business and profitability under our LOGCAP IV and increased margins for the CFT and CNTPO programs and lower legal expenses.

Backlog of $6.4 billion was up $2.5 billion sequentially from second quarter 2011 due to new orders on LOGCAP IV, new and re-compete wins under the Aviation BAT as well as a new Worldwide Protective Services (“WPS”) contract under the Security Services BAT.

Third Quarter 2011 Highlights

•	In July 2011, the Company was awarded two new task orders under the CFT contract vehicle for aviation maintenance work. The task orders have a combined potential value of $244.8 million.

•

In August 2011, the Company was awarded a contract with the U.S. Naval Air Systems to provide aviation maintenance and logistic support. The total value of the cost-plus-fixed fee contract is $490.0 million, with four option years and a base year valued at $92.8 million.

•

In August 2011, the Company was also awarded a contract with the U.S. Air Force to provide aircraft maintenance and other services. The total value of the firm-fixed price contract is $400.9 million with six option years and a base year valued at $54.4 million.

•

In September 2011, the Company was awarded a contract with the U.S. Navy to provide operations and maintenance service. The total value of the fixed price contract is $20.9 million with four option years and one base year.

•

In September 2011, Global Response Services LLC, one of DI’s unconsolidated joint ventures, was one of four contractors receiving a Department of the Navy IDIQ multiple-award contract. The total potential value of the contract is $900.0 million over five years.

•	In September 2011, the Company was awarded two new WPS task orders within its Security BAT.

Global Stabilization and Development Solutions (GSDS) Third Quarter Highlights:

GSDS segment revenue of $589.6 million, which represents 63.0% of total revenue for the three months ended September 30, 2011, increased 15.4% compared to the comparable period in 2010. GSDS reported adjusted EBITDA of $20.0 million for third quarter 2011, a decrease of 30.1% compared to third quarter 2010. The performance was primarily driven by the following:

Contingency Operations — $400.9 million in Revenue:

•

Strong continued growth from the LOGCAP IV program with a $52.5 million, or 15.9%, revenue increase from third quarter 2010 and improved margins based on the increased award fee scores announced in first quarter 2011.

•

The four new tasks orders awarded during second quarter 2011 by the U.S. Air Force under the AFCAP III base operations contract contributed to revenue growth offset by the completion of the APK Somalia task order.

Training and Mentoring — $151.7 million in Revenue:

•

The revenue increase from the new AMDP contract was partially offset by lower volume under the CivPol-Afghanistan task order. The AMDP contract offers lower margins than CivPol-Afghanistan and contributed to lower adjusted EBITDA. Continued operations under CSTC-A positively impacted revenue compared to third quarter 2010, but were partially offset by lower volume on the CivPol-Iraq task order.

Security Services — $18.2 million in Revenue:

•

Revenue was up $3.5 million due to new business awarded in the 2nd quarter 2011 partially offset by the completion of the Qatar security guard contract in late 2010 and reduced demand under the WPPS business.

Global Platform Support Solutions (GPSS) Third Quarter Highlights:

GPSS segment revenue of $340.2 million, which represents 36.4% of total revenue for the three months ended September 30, 2011, increased 4.3% compared to the comparable period in 2010. GPSS also reported adjusted EBITDA of $31.7 million for third quarter 2011, a 0.1% increase from the comparable period in 2010. The results were primarily driven by the following:

Aviation — $165.0 million in Revenue:

•

Revenue was negatively impacted by the loss of the LCCS-Army contract in late 2010 and the LCCS-Navy contract in first quarter 2011, partially offset by performance under the CFT-Fort Campbell and Patuxent River contracts, the Saudi Arabia MSS and AWACS contract as well as volume under the CNTPO contract. Increased margins on the CFT contracts helped provide lift to Adjusted EBITDA for the quarter.

Air Operations — $118.3 million in Revenue:

•

Both Revenue and adjusted EBITDA were positively impacted by contributions from the INL Air Wing program due to demand for secure aviation transport and construction services in Iraq and Afghanistan through the DoS.

Operations and Maintenance — $55.1 million in Revenue:

•

Revenue for the third quarter of 2011 increased approximately $1.1 million, or 2.0%, compared to the same period in 2010 driven primarily by the revenue earned on the War Reserve Material program and the Philippines Operations Support program partially offset by lower services under the MRAP contracts. Margins on the MRAP program were lower in the third quarter 2011 compared to the third quarter 2010 reflecting the program’s move to sustainment and maintenance mode.

Global Linguist Solutions (GLS) Third Quarter Highlights:

•

The Company’s share of Adjusted EBITDA of $3.9 million for third quarter of 2011 was down approximately $1.0 million from the comparable quarter in 2010 driven by a reduction in deployed linguists in support of U.S. troop levels in Iraq, which has trended lower during the past year and is expected to be fully complete with the announced withdrawal of troops by the end of 2011.

Liquidity

Cash From Operating Activities of ($11.8 million) for the three months ended September 30, 2011 was positively impacted by the Company’s successful reduction in Accounts Receivable, primarily related to the CivPol contracts. This benefit was more than offset by the payment of the Company’s annual insurance premiums. During the third quarter the Company also made a scheduled principal payment of $1.3 million on its credit facility and made an additional optional principal payment of $48.7 million on October 19, 2011.

Conference Call

The Company will host a conference call at 10:00 a.m. EDT on Monday November 14, 2011 to discuss results for third quarter 2011. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 18223152. International callers should dial (706) 634-5249 and enter the same conference ID number above.

A telephonic replay will be available from 1:00 p.m. EDT on November 14, 2011 through 11:59 PM EDT December 14, 2011. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International

DynCorp International Inc., a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a global government services provider in support of U.S. national security and foreign policy objectives, delivering support solutions for defense, diplomacy, and international development. DynCorp International operates major programs in logistics, platform support, contingency operations, and training and mentoring to reinforce security, community stability, and the rule of law. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the

Company has provided certain financial measures that are not calculated according to GAAP. We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our 10.375% Senior Unsecured Notes and our Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements

This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog and estimated total contract values are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness and changes in availability of capital and cost of capital; the outcome of any material litigation, government investigation, audit or other regulatory matters; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, the Civilian Police, International Narcotics and Law Enforcement, Worldwide Personal Protection Services and LOGCAP IV contracts; pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity contracts; the timing or magnitude of any award fee granted under our government contracts, including, but not limited to, LOGCAP IV; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts;

termination or modification of key subcontractor performance or delivery; statements covering our business strategy, those described in “Risk Factors” and other risks detailed from time to time in our reports filed with the SEC. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statement contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements.

###

(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.) & DYNCORP INTERNATIONAL INC. (Predecessor)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	DTH, Inc.			DTH, Inc. /Predecessor
	Three Months Ended September 30, 2011	Three Months Ended October 1, 2010	Nine Months Ended September 30, 2011	Nine Months Ended October 1, 2010(1)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$935,393	$841,046	$2,738,441	$2,839,550

Cost of services	(845,345)	(759,026)	(2,500,412)	(2,589,819)
Selling, general and administrative expenses	(47,644)	(40,474)	(117,005)	(98,296)
Merger expenses incurred by DTH, Inc.	—	—	—	(51,722)
Depreciation and amortization expense	(12,255)	(12,345)	(38,229)	(33,334)
Earnings from equity method investees	3,894	5,126	11,830	5,126
Impairment of equity method investment	(76,647)	—	(76,647)	—

Operating (loss) income	(42,604)	34,327	17,978	71,505
Interest expense	(22,836)	(22,409)	(69,537)	(48,688)
Bridge commitment fee	—	—	—	(7,963)
Loss on early extinguishment of debt	—	—	(2,397)	—
Interest income	29	280	168	364
Other income, net	685	462	4,792	2,907

(Loss) income before income taxes	(64,726)	12,660	(48,996)	18,125
Benefit (provision) for income taxes	23,878	(5,255)	17,787	(12,602)

Net (loss) income	(40,848)	7,405	(31,209)	5,523
Noncontrolling interests	(780)	(554)	(2,185)	(11,486)

Net income attributable to DTH, Inc. / Predecessor	$(41,628)	$6,851	$(33,394)	$(5,963)

Income tax (benefit)/provision	(23,878)	5,255	(17,787)	12,602
Interest expense, net of interest income	22,807	22,129	69,369	48,324
Depreciation and amortization(2)	12,689	12,582	39,486	33,949

EBITDA	$(30,010)	$46,817	$57,674	$88,912

Gains (loss) on extraordinary items, discontinued operations, asset sales and debt extinguishment	3,308	1,717	8,445	(1,838)
Equity-based compensation	—	—	—	3,845
Gains due to fluctuation in foreign exchange rates	(165)	(192)	(15)	(153)
Net income of affiliates not received in cash (3)	32	413	288	528
Employee non-cash compensation, severance, and retention expense	646	3,448	8,705	3,458
Management fees (4)	227	283	1,398	283
Acquisition accounting and Merger-related items (5)	(881)	6,157	(3,893)	71,686
Non-cash impairment of investment in equity method investment (6)	76,647	—	76,647	—
Other	2,038	—	2,031	—

Adjusted EBITDA	$51,842	$58,643	$151,280	$166,721

(1)	Amount includes the Predecessor’s operations for the six months ended July 2, 2010 as well as DTH, Inc.’s operations for the six months ended October 1, 2010.
(2)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Income.
(3)	Includes our unconsolidated affiliates, except Global Linguist Solutions (“GLS”).
(4)	Amount presented relates to the DTH, Inc. management fees, we excluded the Predecessor management fees from the EBITDA adjustments above.
(5)	The DTH, Inc. amount includes the amortization of intangibles arising pursuant to FASB ASC 805. The Predecessor amount includes Merger-related and other acquisition expenses.
(6)	Represents the impairment of our investment in the GLS joint venture.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED ADJUSTED EBITDA BY SEGMENT

(Amounts in thousands)

	DTH, Inc. CY11 Q3(1)						DTH, Inc. CY10 Q3(1)
	Headquarters	GSDS	GPSS	GLS	Eliminations (2)	Consolidated	Headquarters	GSDS	GPSS	GLS	Eliminations (2)	Consolidated
	(Unaudited)						(Unaudited)
Operating (loss) income	$(91,417)	$16,940	$31,873	$7,740	$(7,740)	$(42,604)	$(14,835)	$18,091	$31,071	$9,760	$(9,760)	$34,327
Depreciation and amortization expense	12,164	330	195	—	—	12,689	12,279	155	148		—	12,582
Noncontrolling interests	(780)	—	—	—	—	(780)	(554)	—	—	—	—	(554)
Other income, net	609	31	45	—	—	685	530	(33)	(35)	—	—	462

EBITDA	$(79,424)	$17,301	$32,113	$7,740	$(7,740)	$(30,010)	$(2,580)	$18,213	$31,184	$9,760	$(9,760)	$46,817
Gains/loss on extraordinary items, discontinued operations, asset sales and debt extinguishment	(61)	477	2,892	—	—	3,308	—	1,717	—	—	—	1,717
Gains due to fluctuation in foreign exchange rates	—	—	(165)	—	—	(165)	—	—	(192)	—	—	(192)
Net income of affiliates not received in cash (3)	32	—	—	—	—	32	413	—	—	—	—	413
Employee non-cash compensation, severance, and retention expense	693	34	(81)	—	—	646	175	1,646	1,627	—	—	3,448
Management fees	227	—	—	—	—	227	283	—	—	—	—	283
Acquisition accounting and Merger-related items (4)	—	2,158	(3,039)	—	—	(881)	124	6,977	(944)	—	—	6,157
Non-cash impairment of equity method investment (5)	76,647	—	—	—	—	76,647	—	—	—	—	—	—
Other	2,038	—	—	(15)	15	2,038	—	—	—	—	—	—

Adjusted EBITDA	$152	$19,970	$31,720	$7,725	$(7,725)	$51,842	$(1,585)	$28,553	$31,675	$9,760	$(9,760)	$58,643

(1)

We have three reportable segments, Global Stabilization and Development Solutions (“GSDS”), Global Platform Support Solutions (“GPSS”), and Global Linguist Solutions (“GLS”). Two of our segments, GSDS and GPSS, are wholly-owned. Our third segment, GLS, is a 51% owned joint venture. We account for our investment in GLS using the equity method of accounting.

(2)

GLS was deconsolidated as of July 7, 2010, as such this column represents the elimination of GLS’ operating income. The Corporate column operating income for DTH, Inc. includes $3.9 million for our 51% share of GLS’s net income.

(3)	Includes our unconsolidated affiliates, except GLS.
(4)	Amount includes the amortization of intangibles arising pursuant to FASB ASC 805. The Predecessor amount includes Merger-related and other acquisition expenses.
(5)	Represents the impairment of our investment in the GLS joint venture.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30, 2011	December 31, 2010
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$85,458	$52,537
Restricted cash	14,847	9,342
Accounts receivable, net of allowances of $883 and $558, respectively	785,559	782,095
Other current assets	97,703	150,613

Total current assets	983,567	994,587

Non-current assets	1,135,171	1,268,768

Total assets	$2,118,738	$2,263,355

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$5,212	$5,700
Other current liabilities	623,420	639,172

Total current liabilities	628,632	644,872

Long-term debt, less current portion	966,394	1,018,512
Other long-term liabilities	39,038	82,645

Total Stockholders’ equity attributable to Delta Tucker Holdings, Inc./Predecessor	479,928	512,975
Noncontrolling interest	4,746	4,351

Total equity	484,674	517,326

Total liabilities and stockholders’ equity	$2,118,738	$2,263,355

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

OTHER CONTRACT DATA

(Amounts in millions)

	September 30, 2011	December 31, 2010
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$2,027	$1,823
Unfunded backlog	4,413	2,959

Total Backlog	$6,440	$4,782

(1)

Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. It has been our experience that the customer has typically exercised contract options.